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                                                                       Exhibit 5






                                 August 27, 1996



McAfee Associates, Inc.
2710 Walsh Avenue
Santa Clara, CA 95051-0963

                  Re: McAfee Associates, Inc. Registration Statement for Offering of 105,885 Shares of Common Stock

Ladies and Gentlemen:

         We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 105,885 shares of Common Stock under the McAfee Stock Option Agreements granted outside a stock option plan to employees of FSA Corporation in exchange for FSA stock option agreements, pursuant to the terms of a Combination Agreement between McAfee Associates, Inc. and FSA Corporation and the McAfee Stock Option Exchange Agreements. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the McAfee Stock Option Agreements and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                              Very truly yours,



                              Gunderson Dettmer Stough Villeneuve Franklin
                                & Hachigian, LLP